Exhibit 10.27

2013 LONG TERM INCENTIVE PROGRAM

AWARD AGREEMENT

pursuant to the

OWENS CORNING

2010 STOCK PLAN

OPTION AWARD

OWENS CORNING, a Delaware corporation (the “Company”), hereby grants to [Participant Name] (the “Holder”), as of [Grant Date] ( the “Grant Date”), pursuant to the provisions of the Owens Corning 2010 Stock Plan (the “Plan”), a non-qualified option to purchase from the Company (the “Option”) [Number of Shares Granted] shares of its Common Stock, $0.01 par value (“Stock”), with an exercise price equal to [Grant Price] per share of Stock, which shall expire on the tenth anniversary of the Grant Date, upon and subject to the terms and conditions set forth below (the “Award”). References to employment by the Company shall also mean employment by a Subsidiary. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.	Time and Manner of Exercise of Option.

(a) Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the tenth anniversary of the Grant Date (the “Expiration Date”).

(b) Exercise of Option and Vesting. Except as otherwise provided in this Agreement and in Section 6.8 of the Plan, the Option shall vest and become exercisable as follows:

(i) 25% of the Option shall vest and become exercisable on each anniversary of the Grant Date (the “Vesting Dates”) until the award is fully vested, or earlier pursuant to this Agreement or in accordance with Section 6.8 of the Plan (the “Vesting Period”).

(ii) If the Holder’s employment with the Company terminates prior to the first anniversary of the Grant Date and prior to a Change in Control, the Option shall be forfeited.

(iii) If the Holder’s employment with the Company terminates on or after the first anniversary of the Grant Date and prior to a Change in Control by reason of death or Disability, the unvested portion of the Option shall vest in full as of the date of such termination. The portion of the Option vested at that time may thereafter be exercised by the Holder or the Holder’s Legal Representative until the earlier of the Expiration Date and the date which is two years following such termination date.

(iv) If the Holder’s employment with the Company terminates on or after the first anniversary of the Grant Date and prior to a Change in Control by reason of Cause, any unvested options shall be forfeited and any vested options shall expire immediately.

(v) If the Holder’s employment with the Company terminates on or after the first anniversary of the Grant Date for any reason other than Cause, death or Disability, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Holder’s termination of employment and may thereafter be exercised by the Holder or the Holder’s Legal Representative until the earlier of the Expiration Date and the date which is 90 days (or 2 years for Holder’s who terminate under this paragraph by reason of Retirement) from the termination date. Any unvested portion of the Option shall be forfeited.

(vi) In the event of a Change in Control, as defined in the Plan, the Award shall immediately vest in full and become exercisable as provided in Section 6.8 of the Plan.

(c) Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Holder (1) by giving written notice in a manner as instructed and that is administratively acceptable to the Company or its agent specifying the number of whole shares of Stock to be purchased and accompanied by payment therefore in full (or arrangement made for such payment to the Company’s satisfaction) either (i) in cash, (ii) for other than Canadian employees, by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock (for which the Holder has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Holder has submitted an irrevocable notice of exercise or (iv) a combination of (i) and (ii), and (2) by executing such documents as the Company may reasonably request. No certificate representing a share of Stock shall be delivered until the full purchase price therefore has been paid.

(d) Termination of Option. In no event may the Option be exercised after it terminates as set forth in this section. To the extent not exercised pursuant to this Section 1, the Option shall terminate as of the Expiration Date or such earlier date pursuant to this Agreement.

2.	Withholding Taxes.

(a) As a condition precedent to the delivery of Stock upon exercise of the Option, the Holder agrees that, upon request by the Company, the Holder shall pay to the Company, in addition to the purchase price of the shares, such amount of cash as may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Holder agrees that the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder. The Holder, other than a Holder subject to Section 16(b) of the Securities Exchange Act of 1934 and rules thereunder, also agrees that the Company may direct the sale of the number shares subject to the award sufficient to satisfy Required Tax Payments as the Company may deem necessary and subject to the limitations set forth in the Plan.

(b) The Company may direct or may permit the Holder to elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 2(a), (2) for other than Canadian employees, delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock (for which the Holder has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Holder upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Holder has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). Notwithstanding any other provision of Section 2(a) and (b) of this Agreement, in the absence of any direction by the Company of permitted election by the Holder, the default method of satisfying the Required Tax Payments shall be through share withholding. No certificate representing a share of Stock shall be delivered to the Holder until the Required Tax Payments have been satisfied in full.

3.	Delivery of Certificates.

Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 2.

4.	Additional Terms and Conditions of Option.

4.1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Holder shall accept this Agreement by executing it in an enforceable manner, including through an electronic acceptance, in such form as is determined to be acceptable within the discretion of the Committee.

4.2. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an “incentive stock option” within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted and treated consistently with such designation.

4.3. Option Confers No Rights as Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Holder becomes a stockholder of record with respect to such delivered shares; and the Holder shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

4.4. Agreement Not To Compete. In exchange for the consideration provided by the Company in this Agreement, the Holder agrees that the Holder shall not, directly or indirectly, as an owner, officer, director, employee or consultant, engage in any a business that is substantially similar or competitive with the business of the Company, or engage in any business that is involved in research or development activities relating to, or in the manufacture or sale of, any product or services which compete with any of the Company’s products or services, for the period ending two years from Holder’s termination of employment with the Company, or the following, if later: (a) the last Vesting Date set forth in this Agreement, without regard to any earlier termination of the Holder’s employment, or (b) any vesting of the Award upon a Change in Control. Notwithstanding any provision of the Plan or of this Agreement to the contrary, violation of this section shall result in the immediate forfeiture and cancellation of the portion of the Award which is not vested as of such date.

4.5. Definitions. As used herein, (a) the term “vest” shall mean becoming exercisable, (b) the term “Retirement” shall mean termination of employment when retirement eligible on or after age 55 after a minimum of 5 years of service with the Company, (c) the term “Disability” shall mean disability as defined in Section 1.2 of the Plan and (d) the term “Legal Representative” shall mean an executor, administrator, guardian or similar person, or other legal representative.

4.6. Nontransferability of Option. The Option may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of the Option, the Option shall immediately become null and void.

4.7. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the exercise price of each share subject to the Option shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Holder in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

4.8. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares subject to the Option, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. Further, Holder agrees that to the extent issuance of shares in the Holder’s jurisdiction is impossible, illegal, unauthorized, or in the Company’s discretion is imprudent or is otherwise impracticable for any reason, that the Company may, in its discretion, either deem the Award to be a cash award of equivalent cash value and settle the Award in cash locally with the Holder.

4.9. Award Confers No Rights to Continued Employment. The granting of this Option does not entitle the Holder to any award other than that specifically granted under the Plan, nor to any future awards under the Plan or any similar plan. The Award does not become part of the contract of employment or any other employment relationship with the Holder’s employer, and the Award is not a guarantee of continued employment. Moreover, the Award or any future awards do not become a term or condition of employment. The Holder understands and accepts that the awards granted under the Plan are entirely at the discretion of the Company and that the Company retains the right to amend or terminate the Plan and/or the Holder’s participation therein, at any time, at the Company’s sole discretion and without notice. The benefits and rights provided under the Plan are not, and should not be considered part of the Holder’s salary or compensation for purposes of any other calculation, including calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind, except as required by applicable law. The Holder hereby waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from: (a) the loss or diminution in value of any rights under the Plan; or (b) the Holder ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

4.10. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Administration of the Awards has been delegated to the Company. Any interpretation, determination or other action made or taken by the Board or the Committee, or the Company as its delegate, regarding the Plan or this Agreement shall be final, binding and conclusive.

4.11. Incorporation of the Plan. The Plan, as it exists on the date of this Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and this Agreement shall be subject to all terms and conditions of the Plan and any subsequent amendments to the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. The Holder hereby acknowledges receipt of a copy of the Plan.

4.12. Value of Option and Common Stock. The Company makes no representation as to the value of the Option. The Company is not responsible for any fluctuations in the value of the Company’s Common Stock for which the Option may be exercisable.

4.13. Investment Representation. The Holder hereby represents and covenants that (a) any shares of Stock acquired upon the exercise of the Option will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of acquisition of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Holder of any shares upon exercise of the Option, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.

4.14. Notices and Electronic Delivery. The Company may, in its sole discretion, deliver any documents (other than certificates representing the shares purchased upon exercise of the Option), notices or other communications related to the Option and the Holder’s participation in the Plan by electronic means. The Holder hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Any documents, notices or other communications which are not delivered electronically pursuant to this section shall be in writing, and shall be deemed to have been duly given when received, if delivered personally, or when mailed, if sent by first class mail, postage paid, addressed as follows:

(i)	if to the Company or the Committee, to the attention of the Vice President, Total Rewards, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio 43659, or to the attention of such other person or at such other address as the Company, by notice to the Holder, may designate in writing from time to time, and

(ii)	if to the Holder, at his address as shown on the records of the Company, or at such other address as the Holder, by notice to the Company, may designate in writing from time to time.

4.15.	Miscellaneous.

(a) Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any right hereunder in accordance with the Plan.

(b) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

(c) Entire Understanding. The Plan and this Agreement constitute the entire Agreement and understanding between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

(d) Modification. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(e) Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(f) Fees and Expenses; Legal Compliance. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

(g) Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

(h) Data Privacy. By signing this Agreement, including by way of electronic acceptance by means acceptable to the Company of the Agreement, the Holder explicitly consents to the collection, processing, and transfer (electronically or otherwise) of personal data by the Company, the Holder’s employer, and any third parties as necessary. Moreover, the Holder explicitly acknowledges and agrees that personal data (including but not limited to Holder’s name, home address, telephone number, employment status, tax identification number, and data for tax withholding purposes) may be transferred to third parties assisting the Company with the implementation of the Plan. The Holder expressly authorizes such transfer to and processing by third parties. Furthermore, the Holder explicitly consents to the transfer of the Holder’s personal data to countries other than his or her country of employment. The Company will take reasonable measures to keep the Holder’s personal data private, confidential, and accurate. The Holder may obtain details with respect to the collection and transfer of his or her personal data in relation to the Plan participation and may also request access to and updates of such personal data, if needed, by contacting his or her local Human Resources contact.

(i) Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

4.16.	Provisions Relating to Non-U.S. Jurisdictions.

(a) Local Compliance. Certain methods of exercise may involve the transfer of funds to the United States or result in the Holder owning Common Stock. The Holder remains personally responsible for any local compliance requirements resulting from his or her receipt, ownership, and subsequent sale of Common Stock, as well as the transfer of funds abroad, the making of a foreign investment, and the opening or use of a U.S. brokerage account in relation to his or her receipt of Common Stock. These requirements may change from time to time, and the Company may at any time establish special terms and conditions to the exercise of the Option and at any time terminate or limit the availability of exercise. Moreover, one or more exercise methods may not be available should the Company determine that its availability could violate relevant law or regulation. For Holder’s whose Award under this Agreement is subject to China SAFE regulations, the Holder agrees to abide by applicable requirements for disposal of shares subject to the option following termination of employment and hereby affirmatively authorizes the Company to make any direction for sale or disposal of shares within 6 months following termination of employment in order to comply with these requirements.

(b) Exchange Rate Fluctuation. The Company is not responsible for any foreign exchange fluctuations between the Holder’s local currency and the U.S. dollar.

(c) Language Translation. To the extent that the Holder has been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.

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